FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
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Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

         FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS' LEGAL
                ACTION FORCES SIZELER TO SET ANNUAL MEETING DATE

      Boston, Massachusetts- April 28, 2005- Responding to Sizeler Property Investors, Inc.'s (NYSE:SIZ) filing earlier this week announcing that the 2005 Annual Meeting of Stockholders will be held on September 29, 2005 or within 30 days thereafter, Michael L. Ashner, Chairman of First Union Real Estate Equity and Mortgage Investments (NYSE:FUR), stated "we are pleased that as a result of our legal actions Sizeler has finally set a time frame within which it will hold its annual meeting. We, however, are disappointed that Sizeler's board has again sought to continue its entrenchment endeavors by delaying the meeting until the fall, a full five months after it has historically held its annual meeting and more than two months after every New York Stock Exchange listed real estate investment trust will have held their 2005 Annual Meeting of Stockholders." Mr. Ashner further observed that "it appears the citizens of Lebanon were able to obtain a free election more expeditiously than the shareholders of Sizeler."

      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.

      First Union Real Estate Equity and Mortgage Investments has filed with the SEC a preliminary proxy statement with respect to its solicitation of proxies to elect Michael L. Ashner, Peter Braverman and Steven Zalkind as directors at Sizeler's 2005 Annual Meeting of Stockholders. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. First Union and Messrs. Ashner, Braverman and Zalkind may be deemed to be participants in the solicitation of proxies from the shareholders of Sizeler in connection with the annual meeting. Information about these participants is set forth in the preliminary proxy statement filed by First Union with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.